Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-109116

Prospectus Supplement No. 9 dated March 25, 2004
(to Prospectus dated October 31, 2003)

$133,000,000

School Specialty, Inc.
3.75% Convertible Subordinated Notes due 2023
and
The Common Stock Issuable Upon Conversion Thereof

        Our prospectus dated October 31, 2003 relating to the offer for resale by certain of our securityholders of up to $133,000,000 aggregate principal amount of 3.75% Convertible Subordinated Notes due 2023 of School Specialty, Inc., and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" section on pages 49-53 of the prospectus.

SELLING SECURITYHOLDERS(7)

        The following represents updated information regarding selling securityholders listed on the table appearing in the "Selling Securityholders" section of the prospectus.

Name and Address	Original Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold Hereby(1)	Percentage of Common Stock Outstanding (2)

Sage Capital 1280 N. Palm Avenue Sarasota, FL 34236	$ 4,750,000	3.57%	118,750	*

___________________

*Less than 1%.

(1)

Assumes conversion of all of the holder's notes at a conversion price of $40.00 per share. However, this conversion rate will be subject to adjustment as described under "Description of Notes-Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 18,742,407 shares of common stock outstanding as of July 7, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(7)

Total principal amount of selling securityholders listed is more than $133,000,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement. The maximum principal amount of notes that may be sold under this prospectus will not exceed $133,000,000.